EXHIBIT 99.1

   interactive technology solutions

FOR IMMEDIATE RELEASE

$5 Million Line of Credit
Obtained from Silicon Valley Bank

Capital to be used for potential acquisitions and general working capital

Woburn, MA April  1, 2010 - Bridgeline Digital, Inc. (NASDAQ: BLIN), a developer of unified web application management software and award-winning interactive technology solutions, announced today that it has entered into a Loan and Security Agreement with Silicon Valley Bank for a $5 million line of credit. The Agreement has a two year term and provides for up to $3 million of borrowings for strategic acquisitions and up to $5 million of borrowings for working capital purposes.  The Agreement replaces Bridgeline Digital’s existing line of credit with Silicon Valley Bank.

About Bridgeline Digital
Bridgeline Digital is a developer of unified web application management software and award-winning interactive business technology solutions that help organizations optimize business processes. The iAPPS Product Suite is an innovative SaaS solution that unifies Content Management, Analytics, eCommerce, and eMarketing capabilities – enabling business users to swiftly enhance and optimize the value of their web properties.

Combined with award-winning interactive technology services by Microsoft Gold Certified development teams, Bridgeline helps customers to cost-effectively maximize the value of their rapidly changing web applications. Bridgeline’s teams of developers specialize in web application development, usability engineering, SharePoint development, rich media development, and search engine optimization.

Bridgeline Digital is headquartered near Boston with additional locations in Atlanta, Chicago, Cleveland, Denver, New York, Washington, D.C., and Bangalore, India. Bridgeline currently has over 600 customers ranging from middle market organizations to divisions within Fortune 1,000 companies that include: Healthcore, The Bank of New York Mellon, Marriott International, Berkshire Life, PODS, Honeywell, Budget Rental Car, Washington Redskins, AARP, National Financial Partners, The Packard Foundation, DTCC, Cadaret, Grant & Co., National Insurance Crime Bureau, the American Academy of Pediatrics, and Shaw Industries (a Berkshire Hathaway company). To learn more about Bridgeline, please visit www.bridgelinedigital.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,”

“continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions including the risks described in our filings with the Securities and Exchange Commission that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.

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BRIDGELINE Contact:
Ron Levenson Bridgeline Digital, Inc. Executive Vice President and Chief Financial Officer 781.497.3015 rlevenson@blinedigital.com